Filed: February 11, 1999                         Registration No. ____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.
                               -------------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                               -------------------
                            COMPUTER CONCEPTS CORP.
             (Exact name of registrant as specified in its charter)

         Delaware                                       11-2895590
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

  80 Orville Drive, Bohemia, New York                     11716
(Address of principal executive offices)                (Zip Code)

                              Stock Incentive Plans
                        1998 Incentive Stock Option Plan

                            (Full Title of the Plan)

                        Daniel DelGiorno, Jr., President
                             Computer Concepts Corp.
                                80 Orville Drive
                             Bohemia, New York 11716
                     (Name and address of agent for service)

                                 (516) 244-1500
          (Telephone number, including area code, of agent for service)
                               -------------------
                         CALCULATION OF REGISTRATION FEE

=======================================================================================
Title of Each                      Proposed             Proposed
Class of                           Maximum              Maximum            Amount of
Securities         Amount to be    Offering Price Per   Aggregate          Registration
to be Registered   Registered      Security (1)         Offering Price(1)  Fee
---------------------------------------------------------------------------------------
Common Stock,     4,492,319 (2)(3)   $2.3125             $10,388,488        $2,888.00
$.0001
per share
=======================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, based upon the average of high and low prices of the Company's Common Stock on the NASDAQ on February 10, 1999.
(2) The Registration Statement also covers an indeterminate number of additional shares of Common Stock which may become issuable pursuant to anti-dilution and adjustment provisions of the Plan.
(3) Includes shares issued and issuable upon exercise of options under the 1998 Incentive Stock Option Plans as approved October 8, 1998.

=======================================================================================

                                   PROSPECTUS
                                   ----------
     This Prospectus relates to up to an aggregate 4,492,319 shares, including 2,230,084 shares issued and 2,262,235 shares issuable upon exercise of options of the Common stock $.0001 par value (the "Common Stock") of Computer Concepts Corp. ("Computer Concepts Corp." or the "Company") and is to be used in connection with the reoffer and resale of such shares of Common stock and/or shares issuable upon exercise of options (the "Options") which have been issued or are issuable to directors, officers, employees and consultants of the Company (the "Selling Stockholders"), some of whom are affiliates of the Company, pursuant to the Company's 1998 Incentive Stock Option Plans and certain share grants pursuant to written compensation agreements (collectively referred to as the "Plans"). The amount of Common Stock to be reoffered or resold hereby by each Selling Stockholder who is an affiliate, and any other person with whom he or she is acting in concert for the purpose of selling Common Stock of the Company, may not exceed, during any three month period, the amount specified in Rule 144 (e) of the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Stockholders" and "Plan of Distribution." The Common Stock may be offered by the Selling Stockholders from time to time in transactions on the National Association of Securities Dealers, Inc., Automated Quotation System ("NASDAQ") in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by the sale of the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealer who acts in connection with the sale of Common Stock hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act. The Selling Stockholders may also sell the Common Stock pursuant to all of the terms and conditions of Rule 144 promulgated under the Securities Act or any other exemption from the registration requirements of the Act which may be applicable. See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders, however, to the extent options are exercised, it will receive the applicable option exercise premiums.

     The Company's Common Stock is listed on the NASDAQ Small Cap Market under the Symbol "CCEE." On February 10, 1999, the last reported sale price of the Common Stock as reported by NASDAQ was $2.00 per share.

     The Company will bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel or other advisors to the Selling Stockholders) in connection with the registration of the Common Stock being offered hereby, which expenses are estimated to be approximately $15,000.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No one has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with this offering. Any information or representation not contained or incorporated by reference herein must not be relied on as having been authorized by the Company. This Prospectus does not consummate an offer to sell or the solicitation of an offer to buy the securities offered hereby in any state to any person to whom it is unlawful to make such offer or solicitation. Except where otherwise indicated, this Prospectus speaks as of its date and neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                      -------------------------


          The date of this Prospectus is February 11, 1999

                                  INTRODUCTION

     Computer Concepts Corp. ("CCC" or the "Company") is a Delaware corporation originally organized on August 27, 1987 under the corporate name Unique Ventures, Inc. As of April 22, 1989, the Company was restructured and initiated its first business activities in regard to research and development of computer software and hardware technology as a development stage company in the data-base information retrieval area, and effective September 20, 1989, changed its name to Computer Concepts Corp. Effective October 31, 1990, the Company acquired Ramp Associates, Inc. as a subsidiary which provided software consulting services. Effective September 1, 1993, the Company acquired Softworks, Inc. as a subsidiary which develops, markets and sells mainframe computer systems management software. The Company eliminated the Ramp Associates, Inc. line of consulting services effective December 1993. In June of 1994, the Company acquired the Superbase software technology, and effective December 31, 1994, the Company acquired MapLinx Corp. as a subsidiary, which provides PC based software that allows for geographical presentation of database information. During December 1994, the Company also acquired DBopen, Inc., which provides PC database administration tools employing client/server technology. Subsequent thereto, the Company sold MapLinx Corp., the Superbase technology and discontinued the DBopen products. In 1998, the Company has sold or transferred shares of its Softworks, Inc. subsidiary in conjunction with an Initial Public Offering in August, 1998 (SWRX: NASDAQ; NMS), and the raising of capital through the sale of such shares, the acquisition of certain assets and in fulfilment of corporate obligations. The Company now owns and operates computer software development, marketing and sales and related services operations in New York and subsidiary operations in Virginia with subsidiary branch offices in several additional states and Europe, Australia and South America. Its executive offices are located at 80 Orville Drive, Bohemia, New York 11716 and its telephone number at that address is (516) 244-1500.

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Judiciary Plaza, Washington, D. C. 20549 and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048.

     The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, exhibits and schedules.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the following:

      (a) Report on Form 10-K for the year ended December 31, 1997, and including specifically the Consolidated Financial Statements for the years ended December 31, 1997, 1996 and 1995, as reported on by Hays & Company;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant document referred to in (a) above.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person (including any beneficial owner) to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such requests should be directed to Office of the President, at the Company's executive offices at 80 Orville Drive, Bohemia, New York 11716, telephone number (516) 244-1500.

                                  RISK FACTORS

RISK FACTORS

        The securities offered hereby are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these securities. Prospective investors, prior to making an investment decision, should carefully read this prospectus and consider, along with other matters referred to herein, the following risk factors:

        1. Need for Additional Funds. Based on current levels of operations and commitments, the Company anticipates that it will need to generate positive cash flows from operations in order to decrease its dependency on cash flows from financing activities. Adequate funds for the Company's businesses on terms favorable to the Company, whether through additional equity financing, debt financing, the sale of additional shares of Softworks, Inc., or other sources, may not be available when needed and may result in significant dilution to existing stockholders. Further, although the Company has a limited credit facility arrangement, there is no assurance that such facility will be adequate for needs which may arise in the future, and the Company has no other bank or credit facility or other readily available access to debt financing. If the Company is unable to secure additional funding when required, it would most likely decrease or eliminate certain current or expansion activities or sell certain of its operations or interests in its subsidiary. Ultimately, its inability to obtain sufficient funds from operations or external sources would have a material adverse effect on its financial condition and viability.

     2. Lack of Profitable Operations and Cash Flow from Operations; Future Profitability Uncertain. The Company first acquired operating assets in April of 1989. It has incurred net losses of approximately $18,365,000, $18,953,000 and $12,385,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and although it reported a net profit of $8,728,000 for the nine months ended September 30, 1998, it had cumulative losses of $73,013,000 through September 31, 1998, and may incur additional losses in the course of building its business. The profitability of the Company under its current business plan is substantially dependent upon the successful exploitation of its d.b.Express technology. There can be no assurances that the Company will be able to successfully exploit the d.b.Express technology, and the Company received a "going concern" opinion in its 1997 Consolidated Financial Statements.

     3. Limited Operating History. The Company acquired or started its businesses in 1989. Effective October 1990, it acquired Ramp Associates, Inc. and effective September 1993, it acquired Softworks, Inc., both of which operated as private self-sufficient companies prior to their acquisition by the Company. The Company eliminated the Ramp Associates, Inc. line of consulting services effective December 1993. The Company purchased the "Superbase" database software technology in June 1994 and acquired DBopen Inc., and MapLinx, Inc. in December 1994. Subsequent to these acquisitions, as a result of limited sales, changing market conditions and management's decision to focus its activities on exploitation of d.b.Express and Softworks, management determined to sell the "Superbase" technology assets (sold in the second quarter of 1996), discontinue the DBopen related products and sold the net assets of MapLinx in 1997. In June, 1998, the Company acquired assets rights related to the software product now known as ComputerCOP which the Company is actively marketing. Although the Company has taken the steps it believes are necessary to exploit d.b.Express and ComputerCOP, there can be no assurance that the Company's efforts will be successful in this regard. To date, revenues generated from d.b.Express products have been insignificant.

        The Company's products have generated revenues of $31,855,000 for the nine months ended September 30, 1998, and $29,738,000, $19,030,000, and
$16,302,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

        4. Potential Adverse Impact on Market Price of Shares Eligible for Future Sale. The Company has approximately 20,400,000 shares of Common Stock outstanding as of February 8, 1999, of which approximately 14,400,000 are currently without restriction on resale. The influx of all of this Common Stock on the market together with the 4,492,319 (if all options are earned and exercised) shares registered herein , could have a significant adverse effect on the market for, as well as the price of, the Common Stock. If all outstanding options and warrants, including options registered herein and/or subject to various performance requirements (approximately 2,700,000), were exercised, the outstanding shares would total approximately 23,200,000 shares. A decline in the market price also may make the terms of future financings which involve the Company's Common Stock or the use of convertible debt more burdensome. Although the exercise of options would result in significant proceeds to the Company (approximately $9,800,000 if all outstanding warrants and options are earned and are exercised for cash), the impact of any significant number of such shares entering the market would likely have a negative impact on the market price for the Company's Common Stock. The Company increased its authorized number of shares of common stock from 60,000,000 to 150,000,000 on March 22, 1996, and effected a reverse stock split in a ratio of 1 for 10 on March 30, 1998, while maintaining the authorization for 150,000,000 shares of authorized common stock.


        5. Competition. The Company's products are marketed in a highly competitive environment characterized by rapid change, frequent product introductions and declining prices. Further, the Company's personal computer products have been designed specifically for use on the Intel x86 family of computers, utilizing other well known database products. A decline in the use of this type of personal computer or the emergence of competitive platforms could materially adversely affect the market for the Company's products. The Company considers certain end-user data access tool and executive information system software companies to be competitors of its d.b.Express product, including Trinzic Corporation, Cognos, Inc., Comshare Corp., and Pilot Software, Inc. While the Company believes that d.b.Express can compete effectively against such companies' product offerings based on ease of use, lack of programming, data access, speed and price, no assurance can be given in this regard. Certain of Softworks' products compete with products from Boole & Babbage, Legent Corp. and BMC, and while the Company believes that Softworks' products compete effectively based on quality of product, support and price, no assurances can be given in this regard. Many of the Company's existing and potential competitors possess substantially greater financial, marketing and technology resources than the Company.

        6. Current Litigation. The Company and certain of its officers and directors are parties to several lawsuits. While the Company intends to vigorously defend these actions, any substantial judgment against the Company would have a material adverse effect on its financial condition and threaten the Company's viability.

        7. Seasonality. The Company's quarterly results are subject to fluctuations from a wide variety of factors including, but not limited to, new product introductions, domestic and international economic conditions, customer budgetary considerations, the timing of product upgrades and customer support agreement renewal cycles. As a result of the foregoing factors, the Company's operating results for any quarter are not necessarily indicative of results for any future period.

        8. Dependence on Key Personnel. The Company is highly dependent on its executive officers and management personnel, the loss of any of whom could have an adverse affect upon its operations. While the Company has employment agreements with several management persons, it has no employment agreements with its principal executive officers. Should any of the members of the Company's senior management be unable or unwilling to continue in their present roles or should such person determine to enter into competition with the Company, the Company's prospects could be adversely affected. The Company's success is also dependent upon its ability to attract, retain and motivate highly-trained technical, marketing, sales and management personnel. The inability to attract, retain and motivate personnel required for development, maintenance and expansion of the Company's activities could adversely affect its business and prospects.

        9. Substantial Number of Outstanding Shares of Common Stock and Volatility in Trading Price. The Company has approximately 20,400,000 shares of Common Stock outstanding as of February 8, 1999, of which approximately 14,400,000 are currently without restriction on resale. Potential future acquisitions could result in the issuance of substantial additional shares of Common Stock. The price of the Company's Common Stock is subject to fluctuation and has increased and decreased substantially during 1996, 1997 and 1998. The trading activity in the Company's Common Stock also varies from time to time so that, at any given time, the sale of a large block could adversely affect the market price of its Common Stock.

        10. Risk of Rapid Growth and Business Expansion. The Company is pursuing a rapid growth strategy that has involved and is expected to continue to involve significant growth over at least the next twelve months. There can be no assurance that the Company will successfully achieve its planned growth. Accomplishing its objectives will depend upon a number of factors, including the Company's ability to develop products internally with emphasis on the exploitation of its d.b.Express product, and/or the ability to acquire successful products or technologies.. In addition, the Company may incur development, acquisition or expansion costs that represent a higher percentage of total revenues than larger or more established companies, which may adversely affect the Company's results of operations.

        11. No Credit Facility. The Company has a limited bank credit facility arrangement which is limited to specific contracts in progress, and otherwise has no credit facility and has no other significant assets other than account receivables or common stock ownership interests in Softworks, Inc. which would be available to collateralize any future borrowings. Accordingly, the Company's business could be adversely affected in the event that it has a need for funds in amounts greater than its cash on hand, which it is unable to obtain through debt or equity financing, which could result in the need to sell assets or common stock ownership interests in its subsidiary.

        12. No Dividends. The Company has not declared or paid, and does not anticipate declaring or paying in the foreseeable future, any cash dividends on its Common Stock. The Company's ability to pay dividends is dependent upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent factors, and is subject to the discretion of the Board of Directors. Accordingly, there is no assurance that any dividends will ever be paid on the Company's Common Stock.

        13. Importance of and Risks Relating to Intellectual Property Rights. The computer software industry is characterized by extensive use of intellectual property protected by copyright, patent and trademark laws. While the Company believes that it does not infringe on the intellectual property rights of any third parties in the conduct of its business, allegations of any such infringement, or disputes or litigations relating thereto, could have a material adverse affect on the Company's business and financial condition. Also, if third parties were to be permitted to use the Company's proprietary technology without the Company's consent or without the Company being compensated therefor, the Company believes that one of its competitive advantages could be eroded. No assurance can be given that the Company's patents and copyrights will effectively protect the Company from any copying or emulation of the Company's products in the future.

        14. Lack of Managing Underwriter. The sale of the Common Stock of the Selling Stockholders will not be coordinated or controlled by a managing underwriter. Certain Selling Stockholders may be deemed to be underwriters, as such term is defined by the Securities Act. Selling Stockholders will, during the distribution period, also be subject to the restrictions on their purchases and sales of Common Stock as set forth in Rules 10b-6 and 10b-7 under the Exchange Act. See "Selling Security holders" and "Plan of Distribution."

        15. Potential Impact If Rule 15G Becomes Applicable to the Company's Securities. Rule 15G of the Securities Act of 1934 provides certain requirements for the sale of securities which are classified as "penny stocks." As the Company exceeds the stock price, asset and revenue parameters for classification as a penny stock (more than $5.00, less than $2 million of tangible assets or $6 million of revenues for companies in business more than three years) and trades on the NASDAQ exchange (Small Cap Market) those rules are not currently applicable to the Company. However, in the event, the Company were to be so classified in the future, the compliance requirements for the sale of securities under Rule 15G could have a negative effect on the marketability of the Company's securities.

        16. Potential Loss of Entire Investment in the Company's Securities. An investment in the securities of the Company involves a high degree of risk, including the potential total loss of the investment.

                              SELLING STOCKHOLDERS

        Certain of the Selling Stockholders whose shares of Common Stock are registered by the Registration Statement and covered by this Prospectus are

"Affiliates" of the Company as that term is defined in Rule 405 of the Securities Act. Such shares of Common Stock are issuable to the Selling
Stockholders under the Plan. Additional shares of Common Stock which are registered by the Registration Statement and which become issued pursuant to options issued to the Selling Stockholders may be added to this Prospectus by supplements hereto.

        The amount of Common Stock to be reoffered or resold by each Selling Stockholder hereby who is an Affiliate, and any other person with whom each Selling Stockholders is acting in concert for the purpose of selling Common Stock of the Company, is limited by Rule 144(e) of the Securities Act, which as currently in effect would prohibit such reoffers or resales from exceeding, during any three month period, the greater of (i) one percent of the Common Stock outstanding as shown by the most recent report or statement published by the Company, or (ii) the average weekly reported volume of trading in the Common Stock reported by NASDAQ during the four calendar weeks preceding the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

        The names of the Selling Stockholders and certain information with respect to them are listed below. Except as otherwise noted, none of such persons has had any material relationship with the Company during the past three years.

                                                           Amount of      Percentage of
                               Amount of                   Common         Outstanding
                               Common          Amount of   Stock to be    Common Stock
                               Stock           Common      Owned if       to be Owned if
Name of                        Beneficially    Stock to be all Shares     all Shares
Selling                        Owned Prior     Offered     Offered Hereby Offered Hereby
Stockholder                    to Offering*    Hereby      are Sold       are Sold **
-----------                    ------------    ----------- -------------- --------------
Athans, Leigh                      3,050         2,000         1,050         ***
Balan, Sajay                       7,110         3,000         4,110         ***
Beach, Brian                       5,500         5,000           500         ***
Beal, Ross                       115,000       115,000          --           ***
Beige, Stephanie                  45,250        45,000           250         ***
Bonefede, Michael                  2,500         2,500          --           ***
Brander, Roni                      7,060         2,000         5,060         ***
Cannavino, James                 160,000       160,000          --           ***
Castoro, Michael                  15,850         5,000        10,850         ***
Coppola, Anthony                 248,875       115,000       133,875         ***
Cruz, Hector                      15,000        15,000          --           ***
Dageyev, Igor                      7,350         3,000         4,350         ***
DeKama, Joseph                    12,500        12,500          --           ***
Dengler, Chris                     6,500         3,000         3,500         ***
Devine, Robert                   102,500       100,000         2,500         ***
Dietl, Jaclyn                      3,500         3,000           500         ***
Eisenberg, Michael               215,000       215,000          --           ***
Esman, Toby                       10,000        10,000          --           ***
Giorgi, Emerald                   26,000        25,000         1,000         ***
Heuzey, Doug                      21,235         7,500        13,735         ***
Johnston, Tim                     11,750         5,000         6,750         ***
Joseph, Gene                       5,000         5,000          --           ***
Kale, Udayan                       7,110         3,000         4,110         ***
Karas, Kathy                       8,500         8,500          --           ***
Koenig, Michael                   22,160         7,500        14,660         ***
Kolenik, Michelle                  1,000         1,000          --           ***
Leap, Arnold                      32,950        10,000        22,950         ***
Levine, Michael                    3,260         2,000         1,260         ***
Markus, Joseph                   701,084       701,084          --           ***
Mata, Corina                       8,260         3,000         5,260         ***
Medina, Augustin                  49,764        25,000        24,764         ***
Messier, Mary Kay                250,000       250,000          --           ***
Neely, Linda                     150,000       150,000          --           ***
O'Mahoney, Elena                   2,950         2,000           950         ***
Quinn, Peter                     175,000       175,000          --           ***
Rybalko, Oleg                     10,010         3,000         7,010         ***
Safaniev, Greg                     3,750         3,000           750         ***
Seldin, Lawrence                   8,000         7,500           500         ***
Whitney, Allison                   3,260         2,000         1,260         ***
Wright, Warren                    15,000        15,000          --           ***
Yan, Robert                        7,100         3,000         4,100         ***
                               ---------     ---------       -------
                               2,505,688     2,230,084       275,604

*    Includes shares issuable upon exercise of options
** Based on approximately 23,200,000 shares deemed outstanding if all options are exercised.
***  Less than one percent

                              PLAN OF DISTRIBUTION

     The Common Stock may be offered by the Selling Stockholders from time to time in transactions on NASDAQ, in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by the sale of the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealer who acts in connection with the sale of Common Stock hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commission received by them and any profit on any resale of the Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders also may sell the Common Stock pursuant to all the terms and conditions of Rule 144 promulgated under the Securities Act.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock offered hereby; however, the Company would receive the exercise price for options exercised by Selling Stockholders.

                                  LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Daniel B. Kinsey, P. C. Mr. Kinsey beneficially owns 365,500 shares of the Company's Common Stock .

                                     EXPERTS

   An opinion is included herein and in the registration statement in reliance upon the authority of the firm of Daniel B. Kinsey, P.C., as experts regarding the legality of the securities offered hereby.

--------------------------------------------------------------------------------
No dealer, salesperson or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. Any information or representations not herein contained, if given or made, must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy the securities by any person in any jurisdiction where such offer or solicitation is not authorized, or in which the person making such offer is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus shall not, under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                               ------------------

                                TABLE OF CONTENTS

                                                Page
                                                ----
Introduction .................................   2
Available Information ........................   2
Incorporation of Certain Documents
     by Reference ............................   2
Risk Factors .................................   3
Selling Stockholders .........................   5
Plan of Distribution .........................   7
Use of Proceeds ..............................   7
Legal Matters ................................   7
Experts ......................................   7

--------------------------------------------------

                               4,492,319 Shares of
                                  Common Stock





                             COMPUTER CONCEPTS CORP.



                                   ----------

                                   PROSPECTUS

                                   ----------



                                February 11, 1999

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.
             ---------------------------------------
             The  Registrant   hereby   incorporates   by  reference  into  this
Registration Statement the documents listed in (a) through (c) below:

             (a)  The  Registrant's  latest  annual  report  filed  pursuant  to
                  Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or either (I) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed or (II) the Registrant's effective registration statement on Form 10 filed under the Securities Exchange Act of 1934 containing audited financial statements for the Registrant's latest fiscal year;

             (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant document referred to in
                  (a) above;

             (c) The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

             All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.      Description of Securities.
             -------------------------
             Not applicable.

Item 5.      Interests of Named Experts and Counsel.
             --------------------------------------
             Not applicable.

Item 6.      Indemnification of Directors and Officers.
             -----------------------------------------
             Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

             Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

             If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

             If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

             The officers and directors of the Company are covered by officers' and directors' liability insurance. The policy coverage is $2,000,000, which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $250,000, for officers and directors as a group of $50,000 and for each officer or director of $5,000.

Item 7.      Exemption from Registration Claimed.
             -----------------------------------
             Not applicable.

Item 8.      Exhibits.
             --------
               5    Opinion and consent of Daniel B. Kinsey, P. C.

               23.1 Consent of Daniel B. Kinsey, P. C. - included in the opinion filed as Exhibit 5

               23.2 Consent  of Hays &  Company,  Independent  Certified  Public
                    Accountants

               24   Powers of Attorney.

 Item 9.     Undertakings.
             ------------
        (a)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
               (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by final adjudication of such issue.


                                 ***

SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bohemia, New York on the 11th day of February, 1999.

                            COMPUTER CONCEPTS CORP.

                            By:  /s/ Daniel Del Giorno, Sr.
                                     --------------------------------
                                     Daniel Del Giorno, Sr., Chairman

                                POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on February 11, 1999, by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Daniel Del Giorno, Jr. and Russell Pellicano, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Computer Concepts Corp. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Signature                             Title
        ---------                             ------
/s/ Daniel Del Giorno, Sr.           Chairman, Director
--------------------------
Daniel Del Giorno, Sr.

 /s/ Daniel Del Giorno, Jr.          President, Director
--------------------------
Daniel Del Del Giorno, Jr.

/s/ Jack S. Beige                    Director
--------------------------
Jack S. Beige

/s/ George Aronson                   Chief Financial Officer
--------------------------
George Aronson

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


================================================================================

                             COMPUTER CONCEPTS CORP.

================================================================================

                         Form S-8 Registration Statement

--------------------------------------------------------------------------------


                             E X H I B I T I N D E X

--------------------------------------------------------------------------------

                             Page No. in Sequential
Exhibit                                                  Numbering of all Pages,
Number      Exhibit Description                          including Exhibit Pages
-------     -------------------                          -----------------------

5       Opinion and Consent of Counsel. . . . . . . . . .

23.1    Consent of Counsel. . . . . . . . . . . . . . . .    See Exhibit 5

23.2    Consent of Hays & Company . . . . . . . . . . . .

24      Powers of Attorney. . . . . . . . . . . . . . . .    See signature page